EXHIBIT 21

Subsidiaries of the Registrant

Parent	Subsidiary	Percentage of Ownership	State of Incorporation or Organization
HEI, Inc.	Cross Technology, Inc.	100%	Minnesota
HEI, Inc.	HEI Export, Inc.	100%	Barbados